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                                                                     EXHIBIT 3.3

                       CERTIFICATE OF OWNERSHIP AND MERGER
                                     MERGING

            AMERICAN RAILCAR INDUSTRIES, INC., A MISSOURI CORPORATION

                                      INTO

            AMERICAN RAILCAR INDUSTRIES, INC., A DELAWARE CORPORATION

      American Railcar Industries, Inc., a corporation organized and existing under the laws of the State of Missouri ("Parent")

DOES HEREBY CERTIFY:

FIRST: That Parent was organized pursuant to the provisions of the General Business and Corporation Law of the State of Missouri, on the 23rd day of May, 1988.

SECOND: That Parent owns 100% of the outstanding shares of the capital stock of American Railcar Industries, Inc. (the "Subsidiary"), a corporation organized pursuant to the provisions of the General Corporation Law of the State of Delaware on the 16th day of November, 2005.

THIRD: That the Board of Directors of Parent at a meeting held on the ___ day of January 2006, determined to merge the corporation into said Subsidiary and did adopt the following resolutions:

RESOLVED: That the Board of Directors of this Corporation recommend to the Stockholders of this Corporation that the Stockholders approve a plan to merge this Corporation with and into the Subsidiary ("Merger") so that the separate corporate existence of this Corporation shall cease as soon as the Merger shall become effective, and thereupon this Corporation and the Subsidiary will become a single corporation, which shall continue to exist under and be governed by the laws of the State of Delaware.

FURTHER RESOLVED, that the terms and conditions of the merger are as follows:
(i) the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Subsidiary, as supplemented by the Certificate of Designations; (ii) each share of this Corporation's Common Stock, $.01 par value, issued and outstanding shall be converted into and be deemed to become 9,328.083 shares of the Subsidiary's Common Stock, $.01 par value, provided that any fractional shares to be issued to each stockholder of this Corporation pursuant to such conversion shall be rounded to the nearest whole number of shares; (iii) each share of this Corporation's New Preferred Stock, $.01 par value, issued and outstanding shall be converted into and be deemed to become one share of the Subsidiary's New Preferred Stock, $.01 par value; (iv) all of the

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shares of Subsidiary's Common Stock held by this Corporation shall be surrendered and canceled; and (v) the holders of shares of Common Stock and New Preferred Stock of this Corporation shall have no further claims of any kind or nature.

FURTHER RESOLVED, that the foregoing resolutions to merge be submitted to the stockholders of this Corporation for approval, and in the event that the holders of at least two thirds of the stock of this Corporation vote in favor of the resolution, in accordance with Missouri General and Business Corporation Law, that the merger shall be deemed approved.

FOURTH: That this merger has been approved by the holders of all of the outstanding shares of stock of Parent by written consent in lieu of a meeting.

                           [signature page to follow]

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IN WITNESS WHEREOF, said Parent has caused this Certificate to be signed by an authorized officer this _____________ day of January 2006.

By:____________________________________
Authorized Officer
Name: James J. Unger
Title: President and Chief Executive Officer